CNL Strategic Capital, LLC S-1

Exhibit 21.1

LIST OF SUBSIDIARIES

Name of Subsidiary	Jurisdiction

CNL Strategic Capital InvestCo, Inc.	Delaware

Lado Agency, Inc.	New Jersey

Lawn Doctor, Inc.	New Jersey

LD Parent, Inc.	Delaware

LD Strategic Capital DebtCo, LLC	Delaware

LD Strategic EquityCo, LLC	Delaware

M&F Properties, Inc.	New Jersey

Polyform Holdings, Inc.	Delaware

Polyform Products Company, Inc.	Delaware

Polyform Strategic Capital DebtCo, LLC	Delaware

Polyform Strategic Capital EquityCo, LLC	Delaware